                                        [LOGO]
                                        COVAD


                             Covad Communications Company

                                         and

                            Consumer Net Marketplace, Inc.
                                    "CNM Network"


                  ISP Customer Agreement for TeleSpeed-SM- Services








                                 Version 4.0 Rev 2.2
                                   Dated: 12/31/98
                                        --------

This document is for use solely by customers of Covad Communications. It should not be discussed, shown or referred to outside the customer organization without prior approval from Covad.
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COVAD/CNM ISP CUSTOMER AGREEMENT                                Dated:  12/31/98
--------------------------------------------------------------------------------

Covad Communications Company ("Covad") is pleased to bring CNM Network ("Customer") this offer for Covad's TeleSpeed-SM- Service. Covad's TeleSpeed Service is a permanent virtual circuit using Digital Subscriber Line ("DSL") technology and provides a high-speed telecommunications data service for Customer's Internet access clients ("Clients"). The terms of this agreement are as follows:

     - Customer may place orders for Covad's TeleSpeed Services during the term of this Agreement. Customer shall pay for, and Covad shall install, Covad's TeleSpeed Services in accordance with and subject to the terms of this offer and Covad's procedures.
     - Customer shall provide Covad with addresses, direct telephone numbers, work email address and other information required in the client order form at the online Customer Care Center for successful installation of Customer's Clients designated to receive Covad TeleSpeed service under the terms of this agreement ("Agreement"). Covad shall keep all Client information confidential.
     - Customer understands and agrees that the installation and monthly charges for Covad's Customer TeleSpeed Circuits and Client TeleSpeed Circuits and related charges shall be as set forth in the attached Pricing Schedule.

1. TERM OF CONTRACT. This Agreement has an initial term of two years (the "initial term") and will continue on a month-to-month basis thereafter. After the initial term, either party may terminate this Agreement upon thirty (30) days notice. Upon expiration or termination of this Agreement, Covad will maintain all of Customer's Customer and Client TeleSpeed Circuits already ordered and provisioned pursuant to this Agreement, provided that Customer continues to pay all monthly charges for those Circuits pursuant to Paragraph 4. The obligations of Paragraphs 2, 4, 6, 7, 11, 12, 13, 14, 15, 16, 17, 18 and 19 shall survive termination of this Agreement.

2.   DEFINITION OF CLIENT TELESPEED CIRCUIT.

     2.1 A Covad Client TeleSpeed Circuit is a digital data telecommunications service that consists of one private virtual circuit between a Client's premise and a Covad serving wire center that utilizes Digital Subscriber Line ("DSL") technology and is used by Customer and the Client for Internet access or other information services. A Client TeleSpeed Circuit provides upstream and downstream maximum throughput rates that range from up to 144Kbps to 1.5Mbps. The maximum throughput rate depends on such factors as the distance of the Client's premise from a Covad serving wire center and the quality of the copper telephone line serving the premise.
     2.2 Provision of a Client TeleSpeed Circuit does not include any Internet access service.
     2.3 Upon approval of Customer and the Client, Covad may provide additional private virtual circuits ("additional PVCs") over the same facilities that are used to provide any Client TeleSpeed Circuit pursuant to this Agreement. These additional PVCs may be used by Covad, Client or another party to support a variety of services of the Client's choosing, including, but not limited to, any form of telecommunications, telecommunications services, or information services.
     2.4 The parties shall undertake commercially reasonable efforts to work with each other to meet Customer's needs for Covad's services.

3.   COVAD AS PREFERRED PROVIDER OF TELESPEED SERVICES.

     3.1 During the term of this Agreement, Covad shall be Customer's preferred provider of DSL technology access to subscribers in any of the following metropolitan markets (collectively, the "Preferred Markets"):

               Dallas
               Denver
               Atlanta
               Boston (including portions of NH)


Covad Confidential                                                       Page 1
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COVAD/CNM ISP CUSTOMER AGREEMENT                                Dated:  12/31/98
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               Chicago (including portions of WI and IN)
               Los Angeles
               Miami
               New York Tri-State
               San Diego
               San Francisco Bay Area
               Seattle
               Washington DC Metro Area (DC, MD and VA)

     3.2 The Preferred Market Launch Date for a particular Preferred Market is the date of Customer's acceptance of the first DS1 or DS3 Customer TeleSpeed Circuit from Covad (as described in Paragraph 10.1) in the relevant Preferred Market.

     3.3 "Preferred provider" means that Customer in each Preferred Market shall on a commerically reasonable best efforts basis utilize Covad's TeleSpeed Services to fullfill orders from its clients for DSL service. Customer shall check availability for service for a client utilizing Covad's web-based qualifying tool and if available within 30 days, place the order with Covad. If availability is not available, or availability of service is more than 30 days from the date the order is taken, Customer shall have the right to seek alternative service providers for said order. Covad's status as a Preferred Provider is conditioned upon Covad providing service and pricing which is reasonably competitive with alternative providers.

4. PAYMENT TERMS. The rates and charges set forth in the attached Pricing Schedule will apply to Client and Customer TeleSpeed Circuits provided to Customer during the term of this Agreement. In addition to the rates and charges listed in the Pricing Schedule, Covad will also bill all applicable Federal, state, and local mandated surcharges, fees, user's fees, universal service contributions, local or state telecommunications infrastructure fees, and taxes to Customer. Covad shall mail an invoice to Customer by the first day of the month, prior to the month of service, at 1900 E. Los Angeles, 2nd floor, Simi Valley, CA 93065. This monthly invoice also will contain any additional surcharges or cancellation fees as described in this Agreement. Customer shall pay all charges within 30 calendar days of the date that Covad's monthly invoices are mailed. Unless otherwise specified in writing by Covad, all payments shall be made to Covad Communications Company and mailed to Accounts Receivable Dept., Covad Communications Company, 2330 Central Expressway, Santa Clara, CA 95050.

5.   PRICE PROTECTION AND VOLUME COMMITMENTS.

     5.1 PRICE PROTECTION. The rates and charges in the Pricing Schedule are being provided on the basis of the volume commitments set forth in this Agreement. In the event Customer fails to meet any of the volume commitments set forth in this Agreement, Covad reserves the right to amend, modify, or adjust the Pricing Schedule of this Agreement to ensure that the prices and discounts offered to Customer match those offered to other customers with similar volume, terms and conditions. If the list prices of the TeleSpeed Services provided by Covad are reduced at any time during the term of this Agreement, Customer has the option to receive those reduced prices, effective on the date in which they are made available to other Covad Customers. After the initial term, Covad and Customer will negotiate in good faith for renewals of term and volume pricing. A minimum of 60 days notice will be provided in case of a price increase on Customer or Client TeleSpeed Circuits.


Covad Confidential                                                       Page 2
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COVAD/CNM ISP CUSTOMER AGREEMENT                                Dated:  12/31/98
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     5.2  VOLUME COMMITMENT.  Customer agrees to meet the following volume commitments during the term of this Agreement:

               --------------------------------------------------------
               DATE                                  IN SERVICE CLIENT
                                                     TELESPEED CIRCUITS
               --------------------------------------------------------
               April 1, 1999
               --------------------------------------------------------
               July 31, 1999
               --------------------------------------------------------
               September 30, 1999
               --------------------------------------------------------
               December 31, 1999 and each
               month thereafter
               --------------------------------------------------------

     5.3 FAILURE TO MEET VOLUME COMMITMENT. On each monthly billing date subsequent to the dates listed in Paragraph 5.2, if Customer has not met the appropriate volume commitment, Covad will include on the monthly bill an additional charge, calculated in in the following manner:

       (Monthly charge for a TeleSpeed 144 circuit listed in Pricing Schedule)
                                   -multiplied by-
                 [ (Appropriate Interim or Final Volume Commitment) -
        (Number of Client TeleSpeed Circuits in service as of billing date) ]

     5.4 Customer acknowledges and understands that the lack of facilities or other operational impediments may preclude or delay Covad's ability to provide any particular TeleSpeed Circuit in any particular market. Customer will be relieved of the volume commitments set forth in this Agreement only if Covad is not able to provide its TeleSpeed Services from at least five hundred (500) central offices by December 31, 1999. In the event Covad terminates its service and ceases operation in any Preferred Market, Customer and Covad shall re-negotiate the volume commitment set forth in Section 5 of this Agreement within 30 days of any such service termination.

6. LIMITED WARRANTY. Covad warrants to Customer, subject to the limitations set forth below, that Covad's TeleSpeed services shall operate in substantial accordance with the terms of this Agreement during the term of this Agreement.

     A. Customer understands and acknowledges that the actual transmission speeds delivered by Covad may vary from the transmission speeds otherwise expected by Customer or its Clients based on such factors as the length and gauge of the line serving the Client and other operational characteristics of the facilities and equipment used by Covad. Covad's TeleSpeed Services are subject to the attached Service Level Agreement ("SLA").

     B. Covad shall use commercially reasonable efforts to provide installation, repair and maintenance functions for Covad's TeleSpeed Services. In the event that a Client experiences and promptly notifies Customer, who then promptly notifies Covad, of a substantial reduction in transmission speed or significant interruption of service, Covad will undertake, at no charge to Customer, commercially reasonable efforts to restore Client's TeleSpeed Service. Covad shall not be responsible for service issues concerning a Client's computer, network or software.

     C. Customer understands and acknowledges and represents and warrants that it will inform its Clients that Covad's TeleSpeed Service does not provide 911 or other emergency and ancillary services conventionally available from incumbent local phone companies.

     D. Customer shall provide first-level support for all of its Clients. Covad shall provide commercially reasonable second-level support.

     E. Customer understands and acknowledges that Covad's TeleSpeed Service is limited to certain regions in the United States. Covad reserves the sole and exclusive right to determine the expansion of its service area, and the right to maintain and reconfigure its service.

     F. Customer acknowledges and understands that the lack of facilities or other operational impediments may preclude or delay Covad's actual installation, repair and maintenance of Covad's TeleSpeed Service in any particular market and to any particular Client.


Covad Confidential                                                       Page 3
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COVAD/CNM ISP CUSTOMER AGREEMENT                                Dated:  12/31/98
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     G.   Covad will make reasonable efforts to provide five (5) business-day notification to Customer on Scheduled Network Maintenance. Covad may interrupt its provision of service for maintenance and other operational reasons, without any compensation or notice to Customer other than described in the attached SLA. Covad also reserves the sole and exclusive right to terminate its service in any area or cease operations with 60 days notice to Customer.

     H. This limited warranty shall not apply if: (1) the Client's equipment has been subjected to unusual physical or electrical stress, misuse, neglect, accident or abuse, or damaged by any other external causes;
          (2) Covad's TeleSpeed Service or equipment has been repaired or altered by anyone other than Covad or Covad's subcontractors or affiliates, without Covad's express and prior written approval; (3) Covad's TeleSpeed Service or equipment has been improperly installed by someone other than Covad or Covad's subcontractors or affiliates; or (4) Covad's TeleSpeed Service or equipment is used in violation of applicable law or in violation of instructions furnished by Covad.

     I. Warranty: Inside Wire Customer TeleSpeed Circuit & Client TeleSpeed Circuit. All Covad-installed or repaired premise wiring is warranted to be free from defects for a period of 30 calendar days from the date of work completion. Covad may outsource inside wire installations.

     J. Warranty: Equipment Client Premise Equipment. If the Customer purchases client premise equipment directly from Covad, the equipment will carry a manufacturer's warranty of one year beginning on the
          billing start date for the Covad service.   In the event that the
          equipment is determined to be faulty within this warranty period, Covad will mail the replacement equipment to the Customer to arrive within 3 business days.

     K. Year 2000 Compliance: Covad has taken active steps to assure that Covad's TeleSpeed Service is Year 2000 compliant. Covad represents and warrants that the equipment, software, and systems it has purchased, developed or deployed to support its TeleSpeed services are Year 2000 compliant. Customer acknowledges that Covad's TeleSpeed Service is also dependent on the systems of the local telephone companies and other carriers. Covad cannot make any representations with respect to Year 2000 compliance of the systems of these other carriers.

THE FOREGOING LIMITED WARRANTIES SHALL BE IN LIEU OF AND EXCLUDE ALL OTHER EXPRESS OR IMPLIED WARRANTIES, INCLUDING WITHOUT LIMITATION, WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR USE OR PURPOSE.

7. LIMITATION OF LIABILITY. Except as otherwise provided for in this Agreement, neither party shall have any liability to the other party for any special, incidental, or consequential damages of any kind, regardless of whether such damages are foreseeable by either or both parties.

     Except as specifically provided in this Agreement , this agreement does not provide and shall not be construed to provide third parties, including any Client, with any remedy claim, cause of action or privilege.

8. ORDERING AND PROVISIONING OF TELESPEED SERVICE. Customer will order, and Covad will install, maintain, and provide Covad TeleSpeed services in accordance with Covad's Internet Service Provider Program Binder, which may be changed by Covad from time to time during the term of this Agreement, provided that no such change shall materially or adversely effect Customer. Customer acknowledges that it has received a copy of Covad's Internet Service Provider Program Binder prior to execution of this Agreement.

9.   ACCEPTANCE OF CLIENT TELESPEED CIRCUITS AND CPE.

     9.1 Client TeleSpeed Circuit. Covad considers an installation successful if the maximum throughput rate is equal to or greater than 80% of ordered service. An email will be sent to Customer with the installed maximum throughput rates and the Client TeleSpeed Circuit to be billed. The Customer has a 3-business day acceptance period to cancel or change the installed service. If the Customer does not respond to cancel or change the service, Covad will assume the installation is successful. If the Customer decides to cancel the service, there will be no charge for installation and the equipment will be returned at no charge. When TeleSpeed 144 is not ordered, but it is the fastest circuit that can be installed, the Customer may elect to keep the Covad supplied and installed client premise equipment in place (no


Covad Confidential                                                       Page 4
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COVAD/CNM ISP CUSTOMER AGREEMENT                                Dated:  12/31/98
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          additional installation required). The Customer may also elect to replace the equipment (Covad or Customer supplied) which may require a new installation (no charge to Customer) for TeleSpeed 144.

10.  BILLING START DATES.

     10.1 Customer TeleSpeed Circuit. Billing for a Customer TeleSpeed Circuit will start upon Customer's acceptance of the DS1 or DS3 from Covad (the "billing start date"). If the Customer TeleSpeed Circuit is ready from Covad (including port configuration and the firm order commit date has passed) but the Customer is not ready to accept the circuit, Covad will begin billing for the Customer TeleSpeed Circuit. Covad will not assess the monthly charge listed in the attached Pricing Schedule for the first Customer TeleSpeed DS3 Circuit in each Preferred Market (the "first Preferred Market DS3") until Customer places orders for Fifty (50) Client TeleSpeed Circuits in that Preferred Market after the Preferred Market Launch Date. Upon receipt of fifty (50) Client TeleSpeed Circuits in that Preferred Market, Covad will bill Customer 1/2 (on a prorated basis) of the monthly charge listed in the attached Pricing Schedule for the first Preferred Market DS3 up to the date in which Customer places its 251st order for Client TeleSpeed Circuits in that Preferred Market after the Preferred Market Launch Date. Thereafter, Covad will bill (on a prorated basis) the full monthly charge for the first Preferred Market DS3. All subsequent Customer TeleSpeed DS3 Circuits ordered and provided in the Preferred Market will be billed in full as described in the Pricing Schedule.


     10.2 Client TeleSpeed Circuit. Billing for a Client TeleSpeed Circuit will start on the date that the service is successfully installed (the "billing start date"), unless the TeleSpeed service is rejected within the 3-day Acceptance period as defined herein.

11.  CANCELLATION AND RETURN POLICIES.

     11.1 Customer TeleSpeed Circuit.

          11.1.1 The Customer is required to give 30 calendar days notice to Covad to disconnect the Customer TeleSpeed Circuit. All Client TeleSpeed Circuits served in the relevant metropolitan market must be cancelled prior to disconnecting the Customer TeleSpeed Circuit.
          11.1.2 Customer will notify Covad of all cancellations in writing (the "notice of cancellation"). Upon receipt of a notice of cancellation, Covad will bill the circuit to the end of the service date in addition to other charges described in this Paragraph.
          11.1.3 The minimum initial term for each Customer TeleSpeed Circuit will be one year, continuing on a month-to-month basis thereafter. Customer may order a longer initial term for any particular Customer TeleSpeed Circuit.
          11.1.4 If Covad receives a notice of cancellation of a Customer TeleSpeed Circuit within 60 days of the billing start date, Customer will not incur any additional cancellation fee. Covad will NOT refund installation and monthly Customer TeleSpeed Circuit charges incurred within this 60-day cancellation period.
          11.1.5 If Covad receives a notice of cancellation of a Customer TeleSpeed Circuit within the first 90 days, all market Development Funds issued to Customer must be reimbursed to Covad when Customer cancels the circuit.
          11.1.6 If Covad receives a notice of cancellation of a Customer TeleSpeed Circuit more than 60 days after the billing start date, Customer must pay installation and monthly charges for the remainder of the initial term of that particular Customer TeleSpeed Circuit, unless Covad is notified in writing of service inadequacies and fails to rectify these inadequacies within 5 business days of receipt of such notice.

     11.2 Client TeleSpeed Circuit.


Covad Confidential                                                       Page 5
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COVAD/CNM ISP CUSTOMER AGREEMENT                                Dated:  12/31/98
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          11.2.1    Customer will notify Covad of all cancellations in writing or email (the "notice of cancellation"). Upon receipt of a notice of cancellation, Covad will cancel the Client TeleSpeed Circuit within one business day. Covad will bill the circuit to the end of the service date in addition to other charges described in this Paragraph.
          11.2.2 The minimum initial term for each Client TeleSpeed Circuit will be one year, continuing on a month-to-month basis thereafter. Customer may order a longer initial term for any particular Client TeleSpeed Circuit.
          11.2.3 If Covad receives a notice of cancellation of a Client TeleSpeed Circuit within the 3-business day Installation Acceptance Period, Covad will charge the Customer for installation only.
          11.2.4 If Covad receives a notice of cancellation of a Client TeleSpeed Circuit within 60 days of the billing start date, Customer will not incur any additional cancellation fee. Covad will NOT refund installation and monthly Customer TeleSpeed Circuit charges incurred within this 60-day cancellation period.
          11.2.5 If Covad receives a notice of cancellation of a Client TeleSpeed Circuit more than 60 days after the billing start date and during the first year after the billing start date for that circuit, Customer will pay the Client TeleSpeed Circuit Early Cancellation Fee listed in the Pricing Schedule, unless Covad is notified in writing of service inadequacies and fails to rectify these inadequacies within 5 business days of receipt of such notice.

     11.3 Customer Premises Equipment

          11.3.1 Client premise equipment purchased directly from Covad can be returned to Covad if it is unused and in its original packing within 30 days from Covad's original shipment date. A 25% equipment handling and restocking charge will be charged to the Customer by Covad. Customer should call Covad Customer Care/Order Administration to receive a Return Materials Authorization (RMA) number and to ship the equipment back to Covad (the Customer shall pay all shipping charges associated with this return).

12. COMMUNICATION. The Customer should refer to Covad's online Customer Care Center for the majority of communication to and from Covad. All communication from Covad related to Covad's TeleSpeed Services provided to Customer will be directed to the Customer. Scheduling of visits to the Client site will be done by the Customer in conjunction with Covad Customer Care. All information discussed and agreed to with the Customer will be available to the Customer in the online Customer Care Center.

13. CONFIDENTIAL INFORMATION. Each party shall limit disclosure of the other party's confidential information to employees and contractors with a need to know. Neither party shall disclose confidential information of the other party to any third party. Nothing herein shall supercede the terms of any non-disclosure agreement signed by the parties.

14.  CUSTOMER REPRESENTATIONS AND RIGHTS.

     Customer represents and warrants that it will utilize Covad's TeleSpeed Services to provide Internet access and other services in accordance with applicable law. Nothing in this contract shall limit Customer's ability to provide or resell value-added, "enhanced" or "information" services to others that utilize telecommunications or telecommunications services provided to Customer by Covad pursuant to this Agreement. However, at all times Customer will remain fully responsible for payment for such services ordered in addition to all other obligations of this Agreement. Nothing in this Agreement may be construed to prevent Customer or an affiliate of Customer from ordering additional PVCs to any Client in order to support telecommunications or telecommunications services for a separate and additional charge. The provision of such additional PVCs to Customer will be pursuant to a separate Agreement between Covad and the Customer.

     Customer acknowledges that it shall not, in the ordinary course of its business, when using Covad's network services, be able to identify, and distinguish between, packet data transmissions that originate and terminate within the same state (intrastate transmissions), and those packet data transmissions that originate and terminate in different states (interstate transmissions), and acknowledges that it is impractical to identify, distinguish and measure its intrastate and interstate


Convad Confidential                                                      Page 6
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COVAD/CNM ISP CUSTOMER AGREEMENT                                Dated:  12/31/98
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     transmissions on Covad's network. Further, Customer estimates (on a good faith, rough-guess basis) that more than ten percent of all data packets transmitted on Covad's network, including those to and from the Internet, will consist of interstate transmissions.

     Nothing in Section 14 or any other provision of this Agreement shall limit or impede the ability of Customer to offer any services, including voice over IP, to Customer's clients which utilize the Covad TeleSpeed service.

15. FORCE MAJEURE. Covad and customer shall not be responsible for any failure to perform any obligation or provide service hereunder because of any Act of God, strikes, work stoppage, equipment or facilities shortages, governmental acts or directives, war, riot or civil commotion, or any other force beyond Covad's and customer's, as the case may be, reasonable control. Customer's and Covad's remedies are limited as set forth herein.

16. ENTIRE AGREEMENT; AMENDMENTS IN WRITING; SEVERABILITY. This Agreement, which includes all Attachments and Schedules referenced herein, constitutes the entire Agreement between the parties concerning the subject matter hereof and supersedes any prior agreements, representations, statements, negotiations, understandings, proposals or undertakings, oral or written, with respect to the subject matter expressly set forth herein. Any amendment or supplement to this Agreement shall be in writing. If any provision of this Agreement shall be held to be illegal, invalid or unenforceable, each party agrees that such provision shall be enforced to the maximum extent permissible so as to effect the intent of the parties, and the validity, legality and enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired thereby. If necessary to effect the intent of the parties, the parties shall negotiate in good faith to amend this Agreement to replace the unenforceable language with enforceable language that reflects such intent as closely as possible.

17. DISPUTE RESOLUTION AND CHOICE OF LAW. The parties shall attempt to resolve any disputes between them prior to resorting to litigation. Customer's remedies are limited as set forth herein. Any dispute arising between the parties shall be governed by California law.

18. ASSIGNMENT. Customer may not assign or transfer the rights or obligations under this Agreement to any third person (excluding transfers incident to an acquisition or change in control of Customer) without the prior written consent of Covad.

19. INTELLECTUAL PROPERTY. Each party will continue to independently own its intellectual property, including all patents, trademarks, trade names, service marks, copyrights, trade secrets, proprietary processes and all other forms of intellectual property. Any improvements to existing intellectual property will continue to be owned by the party already holding such intellectual property. The parties agree to authorize use or cross-license intellectual property only to the extent necessary to meet their respective commitments of this Agreement.


     COVAD COMMUNICATIONS COMPANY                 CNM NETWORK (CUSTOMER)




     ------------------------------               ------------------------------
     Name                   Date                  Name                   Date




     ------------------------------               ------------------------------
     Title                                        Title


Convad Confidential                                                      Page 7